Exhibit 10.73

CONFIDENTIAL

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) is made and entered into on November 16, 2009 and effective as of December 1, 2009 (the “Effective Date”), between AOL Inc., a Delaware corporation with offices at 770 Broadway, New York, New York 10003 (together with its Subsidiaries hereinafter referred to as “AOL”), and Time Warner Inc., a Delaware corporation with offices at One Time Warner Center, New York, NY 10019 (“Time Warner”).

WHEREAS, AOL and Time Warner are parties to that certain Separation and Distribution Agreement, dated November 16, 2009, whereby they have agreed that Time Warner shall distribute its entire interest in AOL as a stock dividend to the Time Warner common stockholders with the result that AOL and Time Warner will no longer be affiliated companies (the “Separation”).

WHEREAS, prior to the Separation AOL’s predecessor, AOL LLC and its Affiliates, have been providing certain Internet services to Time Warner and Time Warner’s Affiliates (other than AOL) (each of Time Warner and Time Warner’s Affiliates other than AOL, a “TW Company,” and together, the “TW Companies”) pursuant to a Master Services Agreement between AOL LLC and Turner Broadcasting System, Inc., dated November 1, 2006 and a Managed Hosting Agreement between AOL LLC and Time, Inc., dated October 22, 2008 (“Previous Agreements”) and certain other service orders and arrangements.

WHEREAS Time Warner has requested and AOL has agreed to terminate the Previous Agreements and continue to provide such services to the TW Companies (including, for the avoidance of doubt, AOL LLC) pursuant to this Agreement. AOL and each participating TW Company may be referred to herein as a “Party” and collectively the “Parties”).

NOW, THEREFORE, in consideration of the mutual promises set forth herein, AOL and Time Warner hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in the body of this Agreement shall have the respective meanings given to such terms in Exhibit A attached hereto.

2. Provision of Services.

2.1	Previous Agreements. As of the date of this Agreement, the Parties shall terminate the Previous Agreements; provided, however that notwithstanding the termination of the Previous Agreements, the Service Orders issued thereunder, and attached as Exhibits E and F, shall remain in effect and shall be governed by this Agreement. Time Warner represents and warrants that it has the authority to terminate the Previous Agreements and enter into this Agreement on behalf of itself and the TW Companies.

2.2	Service Orders. The type and scope of the Services to be provided to each TW Company under the terms of this Agreement, including any of the additional Services described in the attached Exhibits, shall be specified in an applicable Service Order. The fees for the Services will be set forth in the Service Order. Notwithstanding anything in this Agreement to the contrary, neither party has any obligation to execute any Service Order, and no Service Order shall be effective (i.e. become a Service Order) unless executed by both Parties; provided, however, that AOL and TW Company shall negotiate all Service Orders in good faith to reach agreement.

2.3

Additional Service Orders. If a TW Company and AOL execute multiple Service Orders, unless otherwise stated in any additional Service Orders, each additional Service Order will supplement rather than replace any prior Service Orders. This will only apply when the Service Orders are for the same Service. For example, if a TW Company has licensed five Licensed Spaces at a particular Collocation Facility and AOL agrees to license four more Licensed Spaces to such TW Company at that Collocation Facility, the second Service Order will specify an order for four Licensed Spaces, and the invoice to TW Company as to that Collocation Facility will reflect that Customer now has licensed nine Licensed Spaces at that Collocation Facility (under two separate Service Orders). It would not apply, if a Service Order was currently in place for Licensed Spaces and a new Service Order was executed for the delivery of a completely different Service. In that case there would be no supplement between the two.

2.4	Use of Services by Affiliates Parties. AOL acknowledges that certain TW Companies are, as of the Effective Date, making the Services available to (i) other Affiliates of Time Warner and (ii) certain joint operations in which such TW Company or its subsidiary is a participant. Such TW Companies may continue to make such Services available to such parties during the term in accordance with this Agreement.

3. AOL Responsibilities. AOL will provide the Services in a manner and with the same level and degree of care from and after the Separation as it has been providing to the TW Companies prior to the Separation.

3.1	Services. AOL shall provide Services to each TW Company as detailed in one or more Exhibits and Service Orders attached to this Agreement setting forth the nature, scope and price of such Services, subject to the terms and conditions contained herein, including all payment obligations. The parties acknowledge and agree that the Exhibits and Service Orders attached hereto shall describe the nature, scope and price of the Services as they have been provided to each TW Company immediately prior to the Separation it being the intention of the Parties that AOL continue to provide such Services from and after the Separation pursuant to the terms hereof. AOL reserves the right not to provide Services to any Customer Site or Customer Domain that AOL determines, in its reasonable discretion, to misappropriate or infringe upon the intellectual property or other rights of AOL or any Third Parties, if a TW Company fails to cure such misappropriation or infringement within five (5) business days of AOL’s written notice of such misappropriation or infringement. For avoidance of doubt, in the event of a ruling by a court or agency of competent jurisdiction that a Customer Site or Customer Domain misappropriates or infringes upon the intellectual property rights of AOL or any Third Parties, AOL shall have the right to immediately discontinue Services without further liability to AOL or without further contractual liability by AOL to the affected TW Company under this Agreement, except for amounts payable by the affected TW Company and accrued upon the date of discontinuance of Services.

3.2	Equipment. Each Service Order will set forth the servers, software infrastructure, switches, and associated hardware being provided by AOL to provide the Services. Equipment owned, licensed or leased by AOL and provided to Customer shall hereinafter be referred to as “Equipment”. Equipment owned, licensed or leased by a TW Company, including routers on the Customer Site, and provided to AOL shall hereinafter be referred to as “Customer Equipment”. As between AOL and the relevant TW Company, AOL shall retain all title, rights and interest in and to the Equipment. AOL shall maintain the Equipment in accordance with its routine maintenance schedule. AOL shall use its Commercially Reasonable Efforts to provide upgrades and patches to maintain the Equipment as necessary for the Equipment to perform its obligations under this Agreement. AOL reserves the right to maintain and/or substitute any Equipment for the Services, as AOL in its sole discretion, deems necessary or reasonable in light of future product releases, industry changes or other events, so long as the Services continue to function materially in accordance with the performance metrics set forth herein; provided that such Equipment is certified by any Third Party whose software is being used on the Host, if necessary.

3.3	Technical Support. AOL shall provide 7x24 technical support for the Services via a network operating center (“NOC”) or similar entity. In addition, AOL shall provide technical support, as set forth in the Exhibits, SLAs and the applicable Service Orders attached hereto.

3.4	SLA. The service level agreements (“SLAs”) applicable for the Services are attached hereto as Exhibit B.

3.5	Documentation. AOL shall provide Documentation as AOL, in its sole discretion, deems necessary relating to access and use of the Services. Any TW Company may reasonably request information regarding the access to and use of the Services, that may or may not be contained in Documentation, and AOL shall make commercially reasonable efforts to provide such information.

3.6	Reports. As identified in the Exhibits and Service Orders, AOL shall provide to each applicable TW Company reports identifying AOL’s service level compliance to such TW Company, any applicable credits due such TW Company in accordance with the SLA, and such TW Company’s utilization and billing detail.

3.7	Additional Deliverables. In connection with or in addition to the Deliverables, a TW Company may request Additional Deliverables from AOL. If AOL agrees to provide such Additional Deliverable, the Parties shall mutually agree upon and execute an additional Service Order. Such Service Order shall be executed by both Parties and attached as an Exhibit to this Agreement and shall be deemed to be incorporated herein by this reference.

3.8	Designated Contact. AOL shall provide a designated contact person for each TW Company ordering Services hereunder in the same manner and with the same level of access during the Term as it provided prior to the Separation.

4. Intentionally Omitted.

5. Fees and Payments.

5.1	Payments. Each TW Company will be billed in arrears for monthly and non-monthly Fees and any applicable Taxes for the Services provisioned during the previous calendar month. AOL shall provide itemized billing and separately itemized charges for taxable and non-taxable property and Services. Pursuant to Section 5.4, TW Companies may provide allocation data to be used to determine the tax situs of the Services. The applicable TW Company will pay all amounts owed under the Agreement (including, without limitation, any amounts owed under a Service Order) within forty-five (45) days of the date of each AOL invoice. All payments will be made in U.S. dollars and by wire transfer at the account information specified by AOL. Notwithstanding the foregoing to the contrary, AOL shall maintain the same billing practices from and after the Separation with respect to each TW Company as it maintained prior to the Separation.

5.2	Late Payments. In addition to all due and outstanding amounts, AOL reserves the right to charge and collect a Service fee of one percent (1.0%) over the U.S. prime rate per month, or the highest lawful rate, whichever is less (the “Late Fee”), for all such amounts, whether or not disputed, not paid on or before any due dates set forth in this Agreement. The Late Fee will be computed pro rata for each day any payment is late. In the event that AOL incurs expenses in collecting delinquent amounts from Customer, including reasonable attorneys’ fees and court costs, AOL will provide Customer notice and a description of such expenses incurred by AOL and Customer will reimburse AOL for all such documented expenses within thirty (30) days after receiving such notice.

5.3	Disputed Payments. If a TW Company legitimately disputes any invoice amount, such TW Company shall: (i) pay AOL any undisputed portion of the invoice; (ii) provide AOL with a detailed written description of the disputed amount and the basis for such TW Company’s dispute concerning such amount; and (iii) cooperate with AOL in promptly resolving any disputed amounts pursuant to Section 12.7.

5.4	Taxes. All Fees required by this Agreement and under the Services Schedules are exclusive of all federal, state, municipal, local or other governmental excise, sales, and use taxes imposed on the sale of the Services provided, now in force or enacted in the future (“Taxes”). Taxes do not include any taxes that are preempted by any Federal law now in force or enacted in the future, including, but not limited to, the Internet Tax Freedom Act currently set forth in the notes to 47 U.S.C. § 151. TW Companies will have sole discretion with respect to the allocation of Services among taxing jurisdictions for purposes of determining tax situs. TW Companies will not be responsible for any taxes or fees not contained within the definition of Taxes, including gross receipts or similar taxes, such as, but not limited to, the Ohio Commercial Activity Tax and the Virginia Business Professional Occupational and License Taxes. TW Companies will tender all such tax payments and reimbursements hereunder to AOL in accordance with Section 5.1 unless otherwise provided by law, such as in the case of an applicable direct pay permit. In addition, if applicable, Customer Equipment, whether or not physically affixed to the Licensed Spaces, will not be construed to be fixtures, and each TW Company is responsible for preparing and filing any necessary ad valorem property tax return for, and paying, any and all taxes separately levied or assessed against the Customer Equipment.

5.5	Changes to Rates, Fees and Charges. AOL has the right to modify any of its rates, fees and charges at any time. Any such modification during the Term of this Agreement will not be effective as to any Service Orders executed by the Parties prior to the modification but will be effective as to any Service Orders (including amendments to Service Orders) executed on or after the date of the modification, unless otherwise stated in a Service Order. Any modification shall take place no later than ten (10) business days after written notice of any such modification.

5.6	Fraudulent Use of Services. Each TW Company is responsible for all charges attributable to such TW Company and incurred respecting Services provided to such TW Company, even if incurred as the result of fraudulent or unauthorized use of Service; except that no TW Company shall be responsible for fraudulent or unauthorized use by AOL or its employees.

5.7	Records Maintenance. AOL shall maintain information, records, and documentation relating to the Services and AOL’s performance thereof, including any such records, information, and documentation: (a) required to be maintained under applicable laws and regulations; or (b) necessary to verify AOL’s compliance with the SLAs; or (c) necessary and sufficient to document the Services and Fees paid or payable by any TW Company under this Agreement, in the same manner after the Separation as it has been maintaining prior to the Separation. AOL shall cooperate with the TW Companies to provide records as may be reasonably requested by them.

6. Proprietary Rights.

6.1	Customer Data. Each TW Company shall own any and all data collected from use of the Services the Customer Sites, the content and Customer Domains (collectively, the “Customer Data”). Each TW Company hereby grants AOL and its Affiliates, as applicable, a non-exclusive, limited, revocable, worldwide, royalty-free license to copy, transmit, modify and use the Customer Data solely as necessary to perform its obligations under this Agreement or, with prior written notice by the applicable WT Company, where practicable, as necessary to comply with applicable laws, regulations, and government orders or requests. Such Customer Data shall not be used by AOL for any marketing or commercial purpose whatsoever and AOL shall not use Customer Data to contact any user of any TW Company products or services without the prior written consent of the applicable TW Company.

6.2	AOL Intellectual Property. Each TW Company acknowledges that all rights to patents, copyrights, trademarks, trade secrets, AOL’s name and trademarks, and all intellectual property or proprietary and Confidential Information of any kind or character inherent in or appurtenant to the Services under this Agreement (the “AOL Works”) are the sole and exclusive property of AOL. Each TW Company agrees and acknowledges that it is not purchasing title to the AOL Works and that none of the AOL Works or Deliverables shall be considered “works made for hire” within the meaning of the United States Copyright Act. All rights, title and interest in the AOL Works and Services, and derivative works thereof, shall be deemed to vest and remain vested in AOL, including, but not limited to, patents, copyrights, trademarks, trade secrets and other intellectual property rights. All rights, title, and interest in and to the AOL Works not expressly granted herein are reserved to AOL. Notwithstanding the foregoing or any other provision of this Agreement, nothing contained herein shall be construed as granting AOL any right, title or interest in or to any of the TW Companies’ intellectual property rights or Confidential Information. Further, the Parties mutually acknowledge that, in providing Services pursuant to this Agreement, AOL and its personnel and agents may become acquainted with certain general ideas, concepts, know-how, methods, techniques, processes, tools, or skills pertaining to the Services and retained in the unaided memory of such personnel and agents (the “Residual Knowledge”). Each TW Company acknowledges and agrees that, excluding such TW Company’s intellectual property rights and Confidential Information, AOL may use such Residual Knowledge for any purpose.

7. Insurance.

7.1

Time Warner Required Insurance and Certificates of Insurance. At the TW Companies’ expense, during the Term of this Agreement, and with respect to any claims-made policies, for a period of three years thereafter, the TW Companies will maintain in full force and effect with regard to the activities at, or relating to, each of the Collocation or Transit Facilities, (1) Commercial General Liability Insurance in an amount not less than Two Million U.S. Dollars ($2,000,000) per occurrence for bodily injury and property damage, products and completed operations and advertising liability, which policy will include a contractual liability coverage insuring the activities of the TW Companies contemplated by this Agreement; (2) Worker’s Compensation and employer’s liability insurance in an amount not less than that prescribed by statutory limits; (3) Commercial Automobile Liability Insurance (including owned, non-owned, leased and hired vehicles), which insurance will apply to bodily injury and property damage in a combined single limit of no less than One Million U.S. Dollars ($1,000,000) per accident, if applicable; and (4) Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence with a minimum limit per event of Five Million U.S. Dollars ($5,000,000). The TW Companies will ensure that all of the foregoing insurance covers all periods in which this Agreement is in effect, regardless of whether the claims are made during the Term or after this Agreement expires or is earlier terminated. The TW Companies will furnish AOL with certificates of insurance evidencing the minimum levels of insurance set forth herein and shall name AOL as an additional insured on all such policies. Such certificates of insurance will provide that each additional insured must be given at least thirty (30) days prior written notice of any termination, non-renewal, or modification of insurance coverage. All policies shall be primary and non-contributory to any insurance coverage maintained by AOL. Policies shall be written with a licensed insurance company with a Best’s Rating of no less than A-VIII. The TW Companies shall, or shall cause their insurance company(ies) to, provide the additional insured thirty (30) days prior written notice of cancellation and/or any material change in any such policy. In the event AOL is providing Services to a Divested Entity in accordance with Section 11.3, such Divested Entity shall obtain or maintain insurance coverage in order to comply with this Section 7.

7.2	AOL Required Insurance and Certificates of Insurance. During the term of this Agreement, and with respect to any claims-made policies, for a period of three years thereafter, AOL shall maintain in full force and effect the following insurance coverage: (i) Commercial General Liability insurance with limits of no less than $2 million per occurrence and $2 million as an annual aggregate, including but not limited to products and completed operations and advertising liability; (ii) Workers’ Compensation insurance in compliance with all statutory requirements; (iii) Errors and Omissions liability insurance covering the types of products and services (including all technology products) as well as cyber-liability provided by AOL under this Agreement with limits of no less than $5 million per claim and $5 million as an annual aggregate; and (iv) Business Auto liability insurance with no less than $2 million combined single limit. Time Warner and its Affiliates, successors and assigns existing now or hereafter shall be named as additional insured on all such policies with the exception of workers compensation insurance, as applicable. All policies shall be primary and non-contributory to any insurance coverage maintained by Time Warner. Policies shall be written with a licensed insurance company with a Best’s Rating of no less than A-VIII. AOL shall provide a certificate of insurance evidencing all such coverage and a renewal certificate fifteen (15) days prior to the renewal of any such policy. Supplier shall, or shall cause its insurance company(ies) to, provide the additional insured thirty (30) days prior written notice of cancellation and/or any material change in any such policy.

7.3	Customer Waiver and Waiver of Subrogation. Notwithstanding anything in this Agreement to the contrary, Time Warner and each TW Company waives and releases any and all claims and rights of recovery against the AOL Parties for liability or damages if such liability or damage is covered by such insurance policies then in force or the insurance policies required pursuant to this Agreement (whether or not the insurance required pursuant to this Agreement is then in force and effect), whichever is broader. The forgoing waiver shall not be limited by the amount of insurance then carried by the TW Companies and any deductible shall be deemed to be included in the insurance coverage. The TW Companies will cause and ensure that each insurance policy covering the Customer Equipment, Customer Domain, Customer Site and occurrences thereon, and all other areas of property, or occurrences thereon, will provide that the underwriters waive all claims and rights of recovery by subrogation against the AOL Parties in connection with any liability or damage covered by such insurance policies.

7.4

AOL Waiver and Waiver of Subrogation. Notwithstanding anything in this Agreement to the contrary, AOL waives and releases any and all claims and rights of recovery against the TW Company Parties for liability or damages if such liability or damage is covered by AOL’s insurance policies then in force or the insurance policies AOL is required to obtain pursuant to this Agreement (whether or not the insurance AOL is required to obtain is then in force and effect), whichever is broader. AOL’s waiver shall not be limited by the amount of insurance then carried by AOL and any deductible shall be deemed to be included in the insurance coverage. AOL will cause and ensure that each insurance policy of AOL covering the AOL Data Centers, AOL Stadium, AOL Works, Collocation Facility, Equipment, Inter-rack-Cabling, Licensed Spaces, Transit Facilities and occurrences thereon, and all other areas of property, or occurrences thereon, will provide that the underwriters waive all claims and rights of recovery by subrogation against the TW Company Parties in connection with any liability or damage covered by AOL’s insurance policies.

8. Confidentiality; Data Security.

8.1	Confidential Information. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. During the Term and for a period of three (3) years following expiration or termination of this Agreement, each Party shall use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in no event less than a commercially reasonable degree of care and in the same manner and with the same degree of care from and after the Separation as prior to the Separation, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to (i) its employees and Permitted Agents who need to know such Confidential Information for the purpose of performing the receiving Party’s obligations or exercising its rights under this Agreement and then only to the extent needed to do so, provided that each such employee or Permitted Agent shall agree to comply with confidentiality requirements no less restrictive than those contained in this paragraph and is informed by the receiving Party of the confidential nature of such Confidential Information; and (ii) independent third party auditors that agree in writing to comply with confidentiality requirements no less restrictive than those contained herein. If a disclosure would be deemed a breach of this Agreement if committed by the receiving Party itself, then the receiving Party shall be liable to the other Party for any such disclosure made by its employees or Permitted Agents to whom it has disclosed the other Party’s Confidential Information. If a receiving Party is legally compelled to disclose any of the disclosing Party’s Confidential Information, then, prior to such disclosure, the receiving Party will (i) assert the confidential nature of the Confidential Information and (ii) cooperate fully with the disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event such protection is not obtained, the receiving Party shall disclose the Confidential Information only to the extent necessary to comply with the applicable legal requirements.

8.2	Reimbursement for Disclosures. The applicable TW Company shall reimburse AOL for any costs incurred by AOL related to disclosures of Confidential Information of such TW Company made by AOL pursuant to a court order, subpoena, or government order, including but not limited to the clean up and repair of any impacted servers and the replacement cost of any affected machines or Equipment. AOL shall reimburse the applicable TW Company for any costs incurred by such TW Company related to disclosures of Confidential Information of AOL made by such TW Company pursuant to a court order, subpoena, or government order, including but not limited to the clean up and repair of any impacted servers and the replacement cost of any affected machines or Customer Equipment.

8.3	Data Security. In order to protect the Confidential Information, AOL shall maintain appropriate standard security measures with respect to the Confidential Information including without limitation, technical, physical and organizational controls, and shall maintain the confidentiality, integrity and availability thereto, in the same manner and with the same level and degree of care from and after the Separation as it has been providing with respect to the Services prior to the Separation. In the event that AOL’s systems or property are compromised such that any Confidential Information owned by any TW Company or any employee or customer of a TW Company may have been acquired or is reasonably believed to have been, or is reasonably believed to be at risk of becoming, acquired by unauthorized parties (an “Information Breach”), AOL will, within forty-eight (48) hours of the time it becomes aware of such Information Breach, report any Information Breach to each affected TW Company at the contact information set forth in Schedule 8.3 attached hereto. In the event of an Information Breach, AOL shall cooperate with the applicable TW Company to meet any obligations of such TW Company to notify individuals whose personal information has been compromised as a result of an Information Breach; provided that in no event shall AOL serve any notice or otherwise publicize an Information Breach without the prior written consent of such TW Company.

9. Representations and Warranties.

Each Party represents and warrants to the other Party that: (a) such Party has the full corporate right, power and authority to enter into the Agreement, to grant the rights and licenses granted hereunder and to perform the acts required of it hereunder; (b) such Party shall comply with the provisions of all applicable federal, state, country and local laws, ordinances, regulations and codes; (c) the execution of the Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (d) when executed and delivered by such Party, the Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (e) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in the Agreement.

10. Indemnity and Limitation of Liability.

10.1	Mutual Indemnification. Each of AOL on the one hand and each TW Company on the other hand (the “Indemnifying Party”) shall defend, indemnify, save and hold harmless the other and such other’s Affiliates and each of its and their officers, directors, agents, affiliates, distributors, franchisees and employees (the “Indemnified Parties”), from any and all Third-Party claims, demands, liabilities, costs or expenses, including reasonable attorneys’ fees (“Losses”), resulting from any Third Party claim, suit, action, or proceeding (each, an “Action”) brought against one or more of the Indemnified Parties arising out of or resulting from (i) the Indemnifying Party’s material breach of any obligation, representation, or warranty of this Agreement; (ii) any injury (including death) to any natural person or damages to tangible property or facilities thereof to the extent arising out of or resulting from the negligence or misconduct of the Indemnifying Party, its officers, employees, servants, affiliates, agents, contractors, licensees, invitees and vendors in connection with the performance by the Indemnifying Party of this Agreement; (iii) any violation by an Indemnifying Party of any regulation, rule, statute or court order of any governmental authority in connection with the performance by the Indemnifying Party of this Agreement.

10.2	Intellectual Property Indemnification. AOL shall defend, indemnify, save and hold harmless the TW Companies and each of their respective the officers, directors, agents, Affiliates, distributors, franchisees and Employees from and against any and all Losses arising out of or relating to any claim that the Services infringe a patent, trademark, trade name, trade secret, copyright or any other intellectual property right (an “Intellectual Property Infringement”) of any Third Party. In addition to any indemnification payable pursuant to this Agreement, in the event any Third Party claims an Intellectual Property Infringement and without prejudice to any rights of any TW Company, AOL may at its own expense and option either: (i) procure the right for the Services to continue to be used in the manner provided in the Agreement; (ii) make such alterations, modifications or adjustments to the Services so that they become non-infringing without incurring a material diminution in performance or function; or (iii) replace the Services with non-infringing substitutes provided that such substitutes do not produce a material diminution in performance or function, or (iv) if AOL determines that the forgoing is not commercially practicable, then AOL may terminate the Services without further liability.

Each TW Company shall defend, indemnify, save and hold harmless AOL and its officers, directors, agents, Affiliates, distributors, franchisees and employees from and against any and all Losses arising out of or relating to (a) such TW Company’s Customer Site or any Customer Domain (including, any claim by a customer or end-user of the Customer Site); (b) claims related to any authorizations, rights or licenses necessary to provide the Customer Site; (c) claims that the Customer Site, any Updates, the Customer Domain, the registration of the same, and the manner in which a TW Company uses or permits others to use such Customer Site or Customer Domain directly or indirectly, misappropriate or infringe any copyright, trade secret, or trademark or any Patent or other legal rights of any Third Party and (d) claims for reimbursement for any costs arising from or related to the subpoena of any Customer Data, or Customer connection, including but not limited to costs associated with the clean-up of any impacted servers and the replacement cost of any affected machines or Equipment.

10.3

General Provisions. If any Action arises as to which a right of indemnification provided in this Section 10 applies, the Indemnified Party shall promptly notify the Indemnifying Party thereof (provided that any failure to provide timely notice shall not relieve a Party of its obligations under this Section 10 except to the extent actually prejudiced), and allow the Indemnifying Party the opportunity to assume direction and control of the defense against such Action, at the Indemnifying Party’s sole expense, including, the settlement thereof at the sole option of the

Indemnifying Party to the extent that Indemnified Party’s liability is not thereby invoked. The Indemnified Party shall cooperate with the indemnifying Party in the disposition of any such matter (at the Indemnifying Party’s expense). The Indemnified Party shall have the right and option to participate in the defense of any Action as to which this Section 10 applies with separate counsel at the Indemnified Party’s election and cost. If the Indemnifying Party fails or declines to assume the defense of any such Action within ten (10) days after notice thereof, the Indemnified Party may assume the defense thereof for the account and at the risk of the Indemnifying Party. The Indemnifying Party shall pay promptly to the Indemnified Party any Losses to which the indemnity under this Section 10 relates, as they are incurred.

10.4	Limitation of Indemnity. A Party’s indemnity obligations shall be mitigated to the extent of the negligence, recklessness or intentional misconduct of the other Party or the other Party’s Affiliates, directors, officers, employees, consultants or agent. The TW Companies agree and acknowledge that AOL shall be in no way responsible for, and each TW Company shall indemnify and hold AOL harmless for, any claims arising from the actions, policies or conduct of the users of the Customer Site of such TW Company. No TW Company shall be obligated under the indemnity provisions in Sections 10.1 or 10.2 for any Losses solely caused by or resulting from the acts or omissions of any other TW Company and AOL shall look only to the applicable TW Company for enforcement of such TW Company’s indemnity obligations hereunder.

10.5	SERVICE LEVELS. UNDER NO CIRCUMSTANCES WILL A TW COMPANY RECEIVE A CREDIT FOR ANY NON-RECURRING CHARGES EVEN WHERE SUCH TW COMPANY IS ENTITLED TO A CREDIT FOR RECURRING CHARGES. NOTWITHSTANDING THE FOREGOING, ANY CLAIM BY A TW COMPANY FOR CREDITS WILL BE DEEMED CONCLUSIVELY WAIVED UNLESS, WITHIN THIRTY (30) DAYS AFTER THE DATE OF THE OCCURRENCE OF THE EVENT GIVING RISE TO THE CREDIT, THE APPLICABLE TW COMPANY NOTIFIES AOL THAT SUCH TW COMPANY IS SEEKING A CREDIT AND SPECIFYING THE BASIS FOR THE CLAIM. IN ADDITION, WITHOUT LIMITING THE FOREGOING, ALL OTHER CLAIMS BY A TW COMPANY OF WHATEVER NATURE AGAINST AOL WILL BE DEEMED CONCLUSIVELY TO HAVE BEEN WAIVED UNLESS SUCH TW COMPANY NOTIFIES AOL (SPECIFYING THE NATURE OF THE CLAIM) WITHIN SIX (6) MONTHS AFTER THE DATE OF THE OCCURRENCE GIVIG RISE TO THE CLAIM.

10.6	No Other Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DELIVERABLES ARE PROVIDED ON AN “AS IS” BASIS, THE TW COMPANIES’ USE OF THE DELIVERABLES IS AT ITS OWN RISK. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY MAKES, AND EACH HEREBY DISCLAIMS, ANY AND ALL EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. AOL DOES NOT WARRANT THAT THE DELIVERABLES SHALL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE.

10.7	Disclaimer of Actions Caused by and/or Under the Control of Third Parties. AOL DOES NOT AND CANNOT CONTROL THE FLOW OF DATA TO OR FROM AOL’S DATA CENTERS AND THE INTERNET. SUCH FLOW DEPENDS IN LARGE PART ON THE PERFORMANCE OF INTERNET SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES. AT TIMES, ACTIONS OR INACTIONS CAUSED BY THESE THIRD PARTIES CAN PRODUCE SITUATIONS IN WHICH A TW COMPANY’S CONNECTIONS TO THE INTERNET (OR PORTIONS THEREOF) MAY BE IMPAIRED OR DISRUPTED. ALTHOUGH AOL SHALL USE COMMERCIALLY REASONABLE EFFORTS TO TAKE ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND AVOID SUCH EVENTS, AOL CANNOT GUARANTEE THAT THEY WILL NOT OCCUR. ACCORDINGLY, AOL DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS. AOL DISCLAIMS ANY AND ALL LIABILITY FOR ANY DAMAGES ARISING FROM OR RELATED TO ANY THIRD PARTY SOFTWARE USED BY AOL OR A TW COMPANY, WHETHER PROVIDED BY AOL OR A TW COMPANY, EXCEPT FOR AND LIMITED TO THE SERVICE LEVELS AND CREDITS SET FORTH IN EXHIBIT B.

10.8	Exclusions. EXCEPT AS EXPRESSLY PROVIDED HEREIN, AOL SHALL NOT BE LIABLE TO ANY TW COMPANY, ITS EMPLOYEES, ITS AUTHORIZED REPRESENTATIVES, OR ANY THIRD PARTY FOR

ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, CUSTOMER SITE, CUSTOMER DATA, OR OTHERWISE. EXCEPT FOR (I) ACTS OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (II) BREACHES OF CONFIDENTIALITY OBLIGATIONS AND (II) EACH PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY LOST REVENUE, LOST PROFIT, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICE OR OF ANY EQUIPMENT OR BUSINESS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

10.9	Maximum Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR (I) ACTS OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (II) BREACHES OF CONFIDENTIALITY OBLIGATIONS AND (II) EACH PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, AS BETWEEN AOL AND EACH TW COMPANY, EACH PARTY’S MAXIMUM AGGREGATE LIABILITY FOR ALL MATTERS RELATED TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY EACH TW COMPANY TO AOL HEREUNDER FOR THE PRIOR TWELVE (12) MONTH PERIOD.

10.10	Basis of the Bargain; Failure of Essential Purpose. Each TW Company acknowledges that AOL has established its Fees and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages as set forth herein, and that the same form an essential basis of the bargain between the Parties. The Parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement shall survive and apply even if found to have failed of their essential purpose.

11. Term and Termination.

11.1	Term. The Agreement shall be in effect through the two year anniversary of the Effective Date (the “Term”; and the date of expiration, the “Expiration Date”) unless terminated earlier in accordance with this Agreement. The Agreement cannot be renewed by any Party and all Services will cease on the Expiration Date. Each Service Order shall include a term for each Service (the “Service Term”). For the avoidance of doubt, and notwithstanding Section 12.9, in the event that the Service Term or Term of any Service Order conflicts with this Section 11.1, this Section 11.1 shall prevail (i.e., no Service Order shall extend beyond the Term of the Agreement for any reason).

11.2	Termination or Expiration.

11.2.1	For Cause. Either Party shall have the right to terminate this Agreement by giving notice of termination to the other Party, if: (i) the other breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of notice of the same (other than breaches addressed by Section 11.2.3 or Section 5.1 of Exhibit C); (ii) the other becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other Party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

11.2.2	Additional Grounds for Termination by AOL. AOL may terminate this Agreement or any Service Order as to any TW Company and discontinue Service without liability immediately (i) in the event of a ruling by a court or agency of competent jurisdiction that such TW Company violated any law, rule, regulation or policy of any government authority related to the Service; (ii) if such TW Company fails to cure its fraudulent use of the Services after fifteen (15) days’ notice from AOL, provided that if such TW Company, in AOL’s sole reasonable determination, has taken material steps to cure its fraudulent use of the Services, AOL may not terminate this Agreement or the applicable Service Order as to such TW Company pursuant to this provision of the Agreement; or (iii) if a court or other government authority prohibits AOL from furnishing the Services.

11.2.3

For Non-Payment by a TW Company. Notwithstanding Section 11.2.1, AOL shall have the right to terminate this Agreement (and thereby cease providing all Deliverables under this Agreement) as to a defaulting TW Company only by giving fifteen (15) days notice of non-payment to such defaulting TW

Company if any of AOL’s undisputed invoices to such TW Company remain unpaid for more than sixty (60) days after the due date indicated on such invoice. No TW Company shall be liable for the fees or charges incurred or payable by any other TW Company and AOL shall look only to the applicable TW Company for payment of such TW Company’s invoices.

11.2.4	For Failure to Meet Service Levels. For the purposes of this Section 11.2.4, failure to meet any of the Service Levels in the SLA shall not be deemed a breach of this Agreement by AOL, unless otherwise defined as such in the SLA; provided, however, that if there is any dispute between the applicable Parties as to whether or not such a material breach as described above has in fact occurred, such dispute shall be referred to dispute resolution procedures in accordance with Section 12.7 and this Agreement shall remain in effect until such dispute is resolved in accordance therewith.

11.2.5	Effect of Expiration or Termination. Upon the effective date of expiration or termination of this Agreement or any one or more of the Services: (i) AOL shall cease providing the terminated Services (which may be some or all of the Services); (ii) the applicable TW Companies shall pay AOL (a) any Fees due for Services that have been rendered up to the effective termination/expiration date (provided, that in the event certain Services are terminated prior to others and the Fees for such Services are bundled with Fees for continuing Services, then the Fees shall be reduced pro rata to account for the reduction in Services) and (b) any Out-Of-Pocket Expenses incurred by AOL while providing the Services; and (iii) each Party shall return or destroy all Confidential Information of the other Party in its possession at the time of expiration or termination within forty-five (45) days after such expiration or termination, and shall not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record-keeping requirement. Upon termination, AOL shall delete Customer Data from its production systems and shall make best efforts to delete or return Customer Data from all other systems and back-ups.

11.2.6	For Convenience. Subject to Section 11.2.5 above, prior to the Expiration Date, any TW Company may terminate this Agreement as to itself and/or any of its Service Orders for any one or more of the Services for any reason. The terminating TW Company shall provide AOL with sixty (60) days notice and shall provide AOL with a project plan for migration of the Services to another provider.

11.3	Divestiture. If Time Warner sells or divests an entity or assets (each, a “Divested Entity”), Time Warner shall inform AOL promptly upon the closing of the divestiture transaction. AOL shall make the Services available to any Divested Entity on the same terms and conditions as stated herein until the end of the Term.

11.4	Transition. Each TW Company shall be responsible for migrating off of all Services and obtaining services from another services provider prior to the expiration of the Term. During the Term, AOL shall cooperate with the TW Companies in the migration of all Services to another provider and shall provide that information and assistance in the transition process as the TW Companies may reasonably request.

12. Miscellaneous.

12.1	Marketing. Neither AOL on the one hand nor any TW Company on the other hand shall use the other Party’s name(s), trademark(s), trade name(s) or logo(s), whether or not registered, in publicity releases, marketing materials, or other publicly-available documents (including publicly-available web pages) without securing the prior written approval of the other.

12.2	Assignment. Neither Party shall assign the Agreement or any right, interest or benefit under the Agreement without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may assign or transfer its rights under this Agreement without the other’s consent to: (a) any Subsidiary of such Party; or (b) another business entity in connection with a transaction pursuant to which the business entity acquires all or substantially all of the property or assets of AOL to which this Agreement relates. Subject to the foregoing, this Agreement shall bind and inure to the benefit of each Party’s successors and permitted assigns.

12.3	Subcontractors. In providing any of the Deliverables under this Agreement, AOL may, in its sole discretion, subcontract for or otherwise use services provided by Third Parties or any AOL Affiliate, provided that AOL shall remain jointly and severally liable for the performance of such Third Party subcontractor and for all obligations under this Agreement.

12.4	Injunctive Relief. It is understood and agreed that, notwithstanding any other provisions of this Agreement, any breach or threatened breach of the provisions of this Agreement by either AOL on the one hand or any TW Company on the other hand may cause the other irreparable damage for which recovery of money damages would be inadequate and that each Party therefore may seek and obtain timely injunctive relief to protect its rights under this Agreement in addition to any and all other remedies available at law or in equity.

12.5	Force Majeure. No Party will have any liability for any failure or delay in its performance arising from, or relating to, the failure of power, equipment, systems, connections or services not under the control of such party, or the unavailability, inadequate, untimely or poor performance or non-performance of any facilities outside the control of such Party. Without limiting the foregoing, neither Party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including, without limitation, national emergencies; acts of war or other civil commotion; acts of God; earthquakes; fires; flood; adverse weather conditions; explosions; other catastrophes; embargo; insurrections; riots; acts of terrorism, sabotage; strikes; lockouts; work stoppages or other labor difficulties; any law, order, regulation or other action of any governing authority or agency thereof; or failure of the Internet (each a “Force Majeure Event”) provided that such Party has taken Commercially Reasonable Efforts to resolve or mitigate the effects of such Force Majeure Event. During any period in which Services to any one or more TW Company are reduced, suspended or terminated by AOL pursuant to this Section 12.5, the affected TW Company(ies) shall not be obligated to make payment of Fees with respect to the unfulfilled, suspended or terminated portion of Services until Services are fully resumed. In the event any Force Majeure event shall occur for more than fifteen (15) consecutive business days, the unaffected party shall have the right to terminate the affected Services, upon ten (10) business days written notice to the other party, provided that if an affected TW Company terminates this Agreement, such TW Company shall reimburse AOL for all of AOL’s reasonable Out-Of-Pocket Expenses incurred through the date of termination.

12.6	Survival. The provisions of Sections 5, 6, 8, 10, 11.2.5, 12.4, 12.6, and 12.8 of this Agreement shall survive any expiration or termination of this Agreement. In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement. This Agreement will be valid as to any obligation incurred prior to termination of this Agreement. Without limiting the foregoing, the TW Companies will pay all amounts owed to AOL under this Agreement, including, without limitation, any amounts that may become due after the expiration or earlier termination of this Agreement.

12.7	Dispute Resolution. All disputes arising under or relating to this Agreement, except for disputes relating to issues of proprietary rights, including but not limited to intellectual property and confidentiality, shall be governed by this Section 12.7. Any dispute subject to this Section 12.7 will be negotiated between the applicable Parties (at appropriate levels of senior management) commencing upon written notice from one Party to the other for a period of thirty (30) days. Settlement discussions and materials will be confidential and inadmissible in any subsequent proceeding without written consent from all applicable Parties. If the dispute is not resolved by negotiation within thirty (30) days following such notice, the affected Parties may seek remedies in equity or law.

12.8	Legal Construction. Subject to Section 12.7, this Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New York (except that body of law controlling conflicts of law) and specifically excluding from application to this Agreement that law known as the United Nations Convention on the International Sale of Goods. Each Party irrevocably consents to the exclusive jurisdiction of the federal courts located in the Southern District of New York and the local courts located in Manhattan, New York, New York, USA. in connection with any action violating this Agreement. In the event of any conflict between these terms and conditions and those of any Service Order, the Service Order shall prevail.

12.9

Entire Agreement; Counterparts. This Agreement, including all Exhibits and Service Orders, but only as to the Parties to that Service Order, and documents incorporated herein by reference, constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event of any conflict between the terms of this Agreement, and the terms of any Exhibit or Service Order, the documents shall control in the following order: (1) Service Order; (2) Exhibit; and (3) Agreement.

12.10	Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile to a then-valid facsimile number assigned exclusively to the intended recipient; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to the Deputy General Counsel (fax no. 703-265-2208), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of Time Warner except as otherwise specified herein, the notice address shall be the address for Time Warner set forth in the first paragraph of this Agreement attention to the Vice President, Information Technology, with a copy to the General Counsel (fax no. 212-484-7167). If to any other TW Company, to the address set forth in the Service Order for such TW Company.

12.11	Relationship of Parties. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, subsidiary, or formal business organization of any kind. Neither AOL nor the TW Companies have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.

12.12	Amendment and Waiver. The provisions, terms, and covenants of this Agreement may not be amended nor modified and the observance of any provision of this Agreement may not be waived (either generally or in any particular instance and either retroactively or prospectively) without a writing signed by all Parties to which the amendment or modification is intended to apply. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

12.13	Severability. In the event that any of the provisions of this Agreement are held unenforceable by a court or other tribunal of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

12.14	Non-Exclusivity. Nothing herein shall limit either Party’s ability to enter into any agreements with any Third Party for the provision of services similar to those provided and purchased hereunder.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement.

AOL Inc.,		Time Warner Inc.,

By:	/s/ Ira H. Parker	By:	/s/ John K. Martin, Jr.
Name:	Ira H. Parker	Name:	John K. Martin, Jr.
Title:	Executive Vice President, Corporate Secretary and General Counsel	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A – DEFINITIONS

“Action” has the meaning set forth in Section 10.1 of the Agreement.

“Additional Deliverables” means any products, services, or documents beyond the Deliverables expressly to be provided by AOL pursuant to this Agreement or any Service Order hereunder.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such other Person. A Person shall be deemed to “control” another Person if it owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such Person.

“Agreement” has the meaning set forth in the preamble.

“AOL” has the meaning set forth in the preamble.

“AOL Data Centers” means AOL owned or controlled facilities used to Host the Customer Site.

“AOL Employee” means, for the purposes of this Agreement only, any employee of contractor of AOL.

“AOL Stadium” (Trademark) is an infrastructure of routers, switches, servers and software required to operate the delivery of static Internet content and accompanying management services.

“AOL Works” has the meaning set forth in Section 6.2 of the Agreement.

“Backup Service Level” has the meaning set forth in Exhibit B – 2.

“Business Day” means Monday, Tuesday, Wednesday, Thursday, or Friday, excluding holidays observed in the United States of America.

“Collocation Facility” means the building where Licensed Space is located as defined in a Service Order.

“Collocation Network Service” has the meaning set forth in Exhibit B – 1.

“Collocation Service Order” means a request to collocate submitted by Customer in the form of Exhibit C-2.

“Commercially Reasonable Efforts” means that degree of skill, effort, expertise, and resources that a business entity’s employees with ordinary skill, ability, and experience, under circumstances similar to those addressed herein, would reasonably use and otherwise apply with respect to fulfilling the obligations assumed hereunder.

“Confidential Information” means information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, Customer Data, information about technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, pricing, product and business plans, projections, and marketing data. Confidential Information shall not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained by the receiving Party from any Third Party which lawfully was entitled to have and share the information. Notwithstanding anything herein to the contrary, personally identifiable information about a natural person shall be deemed to be Confidential Information for all purposes.

“Connection Notice” means written notice from AOL that the Transit Service ordered by a TW Company has been installed by AOL pursuant to the applicable Transit Service Order.

“Content” means the digital audio, video, data, text, animation, graphics, photographs, artwork, links, software, applications, other multimedia materials, and combinations of any or all of the foregoing presented in the Customer Site.

“Customer Data” has the meaning set forth in Section 6.1 of the Agreement.

“Customer Domain” means the domain names to be Hosted by AOL on behalf of a TW Company.

“Customer Equipment” has the meaning set forth in Section 3.2 of the Agreement.

“Customer Notification” means a communication from AOL to a TW Company informing such TW Company of AOL’s acceptance of the Transit Service Order.

“Customer Premises” means the location or locations occupied by the TW Companies or its end users to which Transit Services are to be delivered.

“Customer Site” means all of the architecture and Content for each of the participating TW Company’s website(s) to be located at the Customer Domains.

“Deliverable” means any part of the Services or Technical Support, Documentation, Equipment or any other products or services delivered or made available by AOL to any TW Company under this Agreement.

“Divested Entity” has the meaning set forth in Section 11.3 of the Agreement.

“Documentation” means specifications, descriptions and written instructions, including on-line instructions.

“Dollar” and the sign “$” mean the lawful money of the United States.

“ENMP” has the meaning set forth in section 3.2 of Exhibit B.

“Effective Date” has the meaning set forth in the preamble.

“Employee” means, for the purposes of this Agreement only, any employee or contractor of a TW Company.

“Equipment” has the meaning set forth in Section 3.2 of the Agreement.

“Expiration Date” has the meaning set forth in Section 11.1.

“Fees” means any fee, pricing, or payment of any type under the Agreement, excluding Taxes.

“Force Majeure Event” has the meaning set forth in Section 12.5.

“Host” means to provide the software and hardware infrastructure for and the maintenance, operation and administration of certain TW Companies’ server software applications.

“Implement” means to acquire and install any applicable Equipment and other implementation services agreed upon by the applicable Parties. “Implementation” shall be construed accordingly.

“Include,” “includes”, and “including”, whether or not capitalized, mean “include but are not limited to”, “includes but is not limited to”, and “including but not limited to”, respectively.

“Indemnified Party” has the meaning set forth in Section 10.1 of the Agreement.

“Indemnifying Party” has the meaning set forth in Section 10.1 of the Agreement.

“Information Breach” has the meaning set forth in Section 8.3 of the Agreement.

“Intellectual Property Infringement” has the meaning set forth in Section 10.2 of the Agreement.

“Inter-rack Cabling” means cabling that connects Customer Equipment (i) to electric power sources designated by AOL; (ii) to AOL’s routers and distribution network to the extent necessary as determined by AOL; and (iii) upon a TW Company’s request, to other Customer Equipment located in separate Licensed Spaces in the same room.

“Late Fee” has the meaning set forth in Section 5.2 of the Agreement.

“Launch” means the date on which Implementation has been completed and the Customer Site is launched via the Services.

“Licensed Spaces” means the areas licensed by a TW Company under this Agreement as to the amount of spaces. AOL will determine the rooms and the location in the rooms where the Licensed Space(s) will be located, and AOL will notify the applicable TW Company of the locations.

“Local Loop” means the connection between Customer Premises and the AOL intercity backbone network.

“Losses” has the meaning set forth in Section 10.1 of the Agreement.

“NOC” means network operating center.

“Out-of-Pocket Expenses” means reasonable, verifiable and actual expenses incurred and paid by AOL to a Third Party, but excluding AOL’s overhead costs (or allocations thereof), administrative expenses or other mark-ups and excluding expenses which could reasonably have been avoided or which could reasonably be recouped by AOL.

“Party” has the meaning set forth in the recitals.

“Permitted Agents” shall mean attorneys, accountants, auditors, lenders and contractors.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or other department or agency thereof or any other entity.

“PNMP” has the meaning set forth in Section 3.1 of Exhibit B.

“Residual Knowledge” has the meaning set forth in Section 6.2 of the Agreement.

“Service Level” has the meaning set forth in Exhibit B.

“Service Order” means the service orders executed by the Parties pursuant to the terms of this Agreement.

“Services” means the services, functions and responsibilities of AOL as described in the Agreement (including the Exhibits and Service Orders) as such services, functions and responsibilities may evolve during the Term and may be supplemented and enhanced in accordance with the Agreement.

“Service Outage” has the meaning set forth in Section [this is Mentioned but not defined in Section 3.2 of Exhibit B]

“Service Term” means the term for each Service included on each Service Order.

“SLA” has the meaning set forth in Exhibit B of the Agreement.

“Subsidiary” means an entity in which a Party holds over fifty percent (50%) of the equity or voting interest.

“Systems Service Level” has the meaning set forth in Exhibit B – 3.

“Taxes” has the meaning set forth in Section 5.4 of the Agreement.

“Technical Specifications” means the technical specifications communicated by AOL to a TW Company as supported by the Services.

“Technical Support” has the meaning set forth in Section 3.3 of the Agreement.

“Term” has the meaning set forth in Section 11.1 of the Agreement.

“Third Party” means a Person other than an Employee, AOL Employee, AOL or any TW Company.

“Third Party Software” means software owned by Third Party vendors.

“Transit Facility” or “Transit Facilities” means property owned or leased by AOL and used to deliver the Transit Service, including without limitation terminal and other equipment, wires, lines, ports, routers, switches, channel service units, data service units, cabinets, racks, private rooms and the like.

“Transit Service” means Internet protocol (IP) transit service offered by AOL pursuant to a Transit Service Order. As part of this IP Transit Service, AOL will advertise all the Internet routes/prefixes which collectively form the Internet Routing Table.

“Transit Service Order” means a request for Transit Service submitted by Customer in the form of Exhibit D-1.

“Transit Service Term” means the term for Transit Service included on the Transit Service Order.

“TW Company” has the meaning set forth in the preamble to this Agreement.

“Unauthorized Code” shall mean (i) any virus, Trojan horse, worm, or other software routines designed to permit unauthorized access, or to disable, erase, modify, deactivate or otherwise harm software, hardware, or data or (ii) any back door, time bomb, drop dead device, protect codes, data destruct keys, or other software routines designed to disable a computer program automatically with the passage of time.

“Update” has the meaning set forth in Exhibit C to this Agreement.

“Web Hosting Service Level Identifier” has the meaning set forth in Exhibit B – 8.

EXHIBIT B – MASTER SERVICE LEVEL AGREEMENT

1.	Definitions.

Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement or the specific service level exhibits attached hereto. Unless otherwise noted, all Section references set forth in this Exhibit are to Sections in this Exhibit.

2.	Service Level.

AOL will endeavor to meet the Service Levels and failure to do so shall be remedied in accordance with the terms of this SLA. A “Service Level” is each of the Collocation Network Service Level (as set forth in Exhibit B-1), Backup Service Level (as set forth in Exhibit B-2) and Systems Service Level (as set forth in Exhibit B-3).

3.	Exclusions.

The events identified in Sections 3.1, 3.2 and 3.3 below shall be excluded from any calculation of Service Levels.

3.1.	Planned Network Maintenance Period (“PNMP”). AOL shall make commercially reasonable efforts to perform planned network maintenance that will have a disruptive impact on the continuity or performance level of Service to the TW Companies between 2am and 6am (inclusive) local time, Monday through Friday. Notwithstanding the foregoing, if the network maintenance will be performed on services that only affect Service to the TW Companies and not Third Parties on AOL’s network, then AOL shall make commercially reasonable efforts to perform such network maintenance between 2am to 6am (inclusive) local time, Tuesday through Friday. AOL shall provide the TW Companies notification via electronic mail or telephone to the TW Company contacts set forth in Schedule II to Attachment A of this Agreement for all non-emergency, planned network maintenance not less than five (5) business days prior to performing maintenance that, in AOL’s reasonable opinion, has a substantial likelihood of affecting Services to the TW Companies. Any TW Company may request, no fewer than two (2) days prior to the PNMP, that AOL reschedule the PNMP. AOL shall use Commercially Reasonable Efforts to accommodate such TW Company’s request to reschedule the PNMP. In no event, other than as defined in herein, shall interruption for a PNMP conducted in accordance with terms herein constitute a failure of performance by AOL. AOL shall use Commercially Reasonable Efforts to notify the TW Companies prior to emergency maintenance, as described below, which may directly or indirectly affect Services to the TW Companies. If AOL’s planned activity is canceled or delayed, AOL shall promptly notify the TW Companies and shall comply with the provisions of this Section to reschedule any delayed activity.

3.2.	Emergency Network Maintenance Period (“ENMP”). It may be necessary for AOL to issue notification of an ENMP. ENMPs allow AOL to schedule mandated maintenance with a shorter notification interval than PNMPs. ENMPs are issued when maintenance is required immediately, e.g., to prevent further or repeated interruptions on AOL’s network. AOL will use commercially reasonable efforts to give each TW Company as much notice as possible prior to any emergency maintenance by emailing and calling the TW Companies at the contacts set forth in Schedule II to Attachment A of this Agreement. In the event AOL fails to give the TW Companies at least 24 hours advance notice of any needed emergency maintenance, the affected TW Companies will be entitled to a Service Outage credit for the duration of any resulting outage.

3.3.	Events outside AOL’s Direct Control. Any unavailability or failure to meet an identified Service Level due to causes outside of AOL’s reasonable control and that AOL is unable to overcome through the use of its own Commercially Reasonable Efforts to provide alternate sources, work-around plans, or other means shall not be considered in the calculation of Service Levels. Such causes include, but are not limited to (a) Force Majeure; (b) denial of service attacks, infection by viruses, defects in Third Party software, or (c) failure of networks or equipment outside of AOL’s reasonable control.

3.4.

Events within Client’s Control. Any unavailability or failure to meet an identified Service Level (a) caused by the actions or omissions of a TW Company, its Employees or agents, (b) caused by the failure of Customer Equipment or equipment outsourced by a TW Company, or (c) as a result

B-1

of maintenance performed at the request of a TW Company shall not be considered in the calculation of Service Levels.

4.	Remedies.

4.1.	Dispute Resolution. If AOL fails to attain a guaranteed Service Level in any given calendar month following Implementation, a representative of each Party shall meet during the following calendar month (or as soon as reasonable in light of the extent of the failure) to discuss steps required for AOL to attain the Service Level. The representatives of each of the Parties shall meet as often as the Parties reasonably deem necessary to discuss the issue and negotiate in good faith in an effort to resolve the issue.

5.	Specific Service Level Identified Attachments.

The service level attachments checked below are attached to and incorporated in this SLA by reference:

______     Exhibit B-1 Collocation Network Service Level Identifier

______     Exhibit B-2 Backup Service Level Identifier

______     Exhibit B-3 Systems Management Service Level Identifier

B-2

EXHIBIT B-1 – COLLOCATION NETWORK SERVICE LEVEL AGREEMENT

1.	Definitions.

“AOL Network” means the network that consists of the AOL Partner Network and the ATDN, as more fully described in the initial Service Order.

“Excess Latency” means that one or more of the TW Companies each experiences transmission latency in excess of 120 milliseconds between any two points on the AOL U.S. Network.

“Excess Packet Loss” means that one or more of the TW Companies each experiences sustained packet loss in excess of one percent (1%) between any two points on the AOL Network for thirty (30) minutes or more.

“Network Downtime” means any interruption in the connection between Equipment and the Internet, attributable to the AOL Network. For the purposes of this SLA, the demarcation point between the AOL Network and the Internet is the point at which AOL transmits content to a Third Party carrier at an AOL border router port; for the avoidance of doubt, the maintenance of the connection between an AOL border router and a Third Party carrier is the responsibility of such carrier and, as a result, is not in AOL’s direct control.

“Network Uptime” for each calendar month, (a) the difference between Total Time and Network Downtime divided by (b) Total Time, expressed as a percentage.

“Total Time” means, for each calendar month, the product of the number of minutes in a day, multiplied by the number of days in such calendar month.

“Transmission Problem” means Excess Packet Loss and Excess Latency.

2.	Network Service Level.

2.1.	Network Uptime. AOL shall endeavor to provide a Network Uptime of 100% and address Transmission Problems as set forth below (collectively the “Network Service Level”).

2.2.	Discovery; Notification; Resolution. If AOL discovers that one or more of the TW Companies is each experiencing a Transmission Problem, AOL will make all Commercially Reasonable Efforts to determine the source of the problem and resolve the issue in the following manner:

2.2.1.	Discovery of the Problem. Within two (2) hours after discovering the existence of a Transmission Problem, AOL will determine the source of the problem.

2.2.2.	Notification of Client. Upon determining the source of the Transmission Problem, AOL will make Commercially Reasonable Efforts to notify the applicable TW Company immediately of such source, but in any event AOL shall notify the applicable TW Company of the source of the Transmission Problem within one (1) hour after determining such source. AOL will continue to communicate with the applicable TW Company hourly thereafter.

2.2.3.	Resolution of Problem within AOL Network. If the source of the Transmission Problem is within the AOL Network, AOL will remedy the problem within two (2) hours after determining its source.

2.2.4.	Resolution of Problem outside AOL Network. If the source of the Transmission Problem is outside the AOL Network, AOL will use Commercially Reasonable Efforts to notify the Parties responsible for the source and cooperate with them to resolve the problem as soon as possible.

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EXHIBIT B-2 – BACKUP SERVICE LEVEL AGREEMENT

1.	Definitions.

“Backup Network” means a unique dedicated network separate from the AOL Production Network that is used exclusively to perform backups of Customer Data.

“Backup Service” is the offline storage and data restoration service for the TW Companies located in AOL Data Centers.

2.	Backup Service Levels.

AOL shall address the Backup Service as follows (the “Backup Service Level”):

2.1.	Backup and Restore Requests. A TW Company shall make all requests (each, whether a Special Backup Request or Restore Request, as defined below, are hereinafter referred to as a “Request”) associated with the Backup Service by sending an email to their AOL account manager or as otherwise identified by AOL to such TW Company.

2.2.	Backup Request. AOL shall backup Customer Data in accordance with the terms of the Service Order for the Backup Service. In the event that a TW Company requests a backup outside of the periods set forth in the Service Order for the Backup Service (a “Special Backup Request”), each request will be handled in the manner set forth below (the “Backup Guarantee”).

2.2.1.	Special Backup Requests. All Special Backup Requests shall indicate a time, between 6:00 p.m. and 6:00 a.m. (EST/EDT), that a TW Company would prefer the backup to occur. All backups pursuant to Special Backup Requests will be initiated between 6:00 p.m. and 6:00 a.m. (EST/EDT). AOL does not guarantee the precise time that such a backup will be completed, but does guarantee that it will begin within six (6) hours of the time indicated in such TW Company’s Special Backup Request.

2.3.	Restore Requests. All restore requests (each, a “Restore Request”) will be given the highest level of priority and will be handled in the manner set forth below (the “Restore Guarantee”).

2.3.1.	Restore Requests during Normal Business Hours. For Restore Requests received between 9:00 a.m. and 5:00 p.m. (EST/EDT), Monday through Friday, excluding holidays (“Normal Business Hours”), AOL will respond to a TW Company’s Request and begin data restoration (a) within two (2) hours of AOL’s receipt of the Request, if the tapes required for the data restoration are stored on-site and (b) within four (4) hours of AOL’s receipt of the Request, if the tapes required for the data restoration are stored off-site.

2.3.2.	Restore Requests outside Normal Business Hours. For Restore Requests received outside Normal Business Hours, AOL will respond to a TW Company’s request and begin data restoration (a) within three (3) hours of AOL’s receipt of the Request, if the tapes required for the data restoration are stored on-site and (b) within five (5) hours of AOL’s receipt of the Request, if the tapes required for the data restoration are stored off-site.

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EXHIBIT B-3 – SYSTEMS MANAGEMENT SERVICE LEVEL AGREEMENT

1.	Definitions

“ICMP” (Internet Control Message Protocol) means a message control and error-reporting protocol between a host server and a gateway to the Internet. ICMP uses Internet Protocol (IP) datagrams, where the messages are processed by the IP software and are not directly apparent to the application user.

“Systems Downtime” shall be deemed to have commenced when any of the monitored TW Company URL’s and/or physical hosts do not respond to three (3) consecutive ICMP pings done at five (5) minute intervals by AOL’s monitoring software and such non-responsive URL has caused material degradation of the associated Customer Site performance ending the minute that AOL has determined that the Customer Site is functioning without material degradation.

“Systems Uptime” means, for each calendar month, (a) the difference between Total Time and Systems Downtime divided by (b) Total Time, expressed as a percentage.

“Total Time” means, for each calendar month, the product of the number of minutes in a day, multiplied by the number of days in such calendar month.

2.	Systems Uptime.

2.1.	Systems Uptime. AOL shall endeavor to provide Systems Uptime of 100% (the “Systems Service Level”).

3.	Systems Credit Calculation.

3.1.	Credits. For the purposes of this SLA, a “Systems Credit” equals the pro-rata Systems Monthly Recurring Charge (identified in each Service Order) for one day of service. For example, in January, a Systems Credit equals 1/31 of the Systems Monthly Recurring Charge for the month; in April, however, a Systems Credit equals 1/30 of the Systems Monthly Recurring Charge for the month.

3.2.	Systems Downtime. In the event that a TW Company experiences Systems Downtime and AOL fails to resolve the problem within fifteen (15) minutes, such TW Company shall be entitled to one (1) Systems Credit for each such Systems Downtime event. If the same problem occurs within twenty-four (24) hours after the problem is initially detected, it will be considered part of the same Systems Downtime event and will not be eligible for additional Credits.

3.3.	Maximum Number of Credits. Notwithstanding anything to the contrary set forth herein, the aggregate maximum number of Systems Credits that AOL will issue to any one TW Company, for any and all Systems Downtime during any calendar month, is ten (10) Systems Credits.

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EXHIBIT C – COLLOCATION SERVICE SCHEDULE

1.	Definitions.

Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement or the specific exhibits attached hereto. Unless otherwise noted, all Section references set forth in this Exhibit are to Sections in this Exhibit.

2.	Services.

2.1.	Licensed Spaces. Subject to the terms and conditions of this Agreement and the applicable Service Orders, in consideration for the recurring charges for the Licensed Spaces set forth in the applicable Service Orders, AOL grants the applicable TW Company a license to use the Licensed Spaces during the Service Term. Each Licensed Space shall be sufficient to hold one rack the dimensions of which are no larger than 72 inches (height) by 19 inches (width) by 36 inches (deep). Power allocated to each tile space within the applicable AOL Collocation Facility is outlined below. Power usage by a TW Company in excess of this allocation shall obligate such TW Company to purchase access to additional Licensed Space, such that such TW Company’s aggregate usage of power does not exceed the maximum per tile power usage limitation. Any TW Company may provide the rack for each Licensed Space or request that AOL provide the rack at an additional cost.

Data Center	Floor Tile Power Density Rating
Frankfurt, Germany	.95kw
Dulles, VA	1.11kw
Manassas, VA	1.41kw
Mountain View, CA	1.52kw

2.2	Set-up Services. In consideration for a TW Company’s payment of the set-up charges set forth in the applicable Services Schedules, for each Licensed Space AOL will perform the set-up for such Licensed Space, which consists solely of the selection, provision and installation of Inter-rack Cabling for Customer Equipment (“Set-up Services”).

2.3

Collocation Services. For each Collocation Facility where a TW Company has Licensed Spaces, AOL will provide a redundant connection between the Customer Equipment and AOL’s routers and distribution network, with a Mbps base set forth in the Service Order, burstable to 100 Mbps (the “Collocation Network Services”). (The amount of bandwidth usage by a TW Company in any billing month will be determined according to the 95th -percentile, one minute interval method, calculated as follows: Actual bandwidth usage in Mbps will be sampled every one minute and these individual data points will be recorded and stored. At the end of each billing month, all such data points for these one minute intervals collected over the course of the billing month will be ranked in descending order. The top five percent of the ranked data points will then be discarded such that the highest of all the remaining data points, the 95th percentile one-minute interval, will determine bandwidth usage for that month.). The recurring monthly charges for the bandwidth usage are set forth in the Services Schedules. For each month each TW Company will be billed for actual bandwidth usage as set forth in the Services Schedules. In addition to the above charges, there will be a non-recurring installation charge as set forth in the Service Order for the redundant connection referred to in this Section 2.3. In addition, as part of the Network Services, at a TW Company’s request, (i) such TW Company may use a reasonable number (as determined by AOL in its sole discretion) of Internet Protocol Addresses (“IP Addresses”) selected by AOL from the address space assigned to AOL; (ii) AOL will provide and administer reverse look-up domain name services (“Domain Name Services”), as determined by AOL, including primary and secondary services, to the extent that AOL deems reasonable; and (iii) at a TW Company’s request, AOL shall delegate reverse Domain Name Services authority to such TW Company. The IP Addresses are the sole property of AOL and AOL reserves the right to change at any time the IP Addresses that a TW Company may use. In the event of a change, AOL shall provide not less than sixty (60) days prior written notice of the change and the affected TW Company shall have the right to schedule the date of change within such 30-day notice period. For additional charges as set forth in the Services Schedules, a TW Company may order additional redundant connections similar to the redundant connection referred to above.

2.4	Fundamental Services. AOL will provide the Fundamental Services (as defined in Exhibit C-1 attached hereto and incorporated herein) for each applicable TW Company at no extra charge for each room with Licensed Space.

3.	Access to, and Use of, the Rooms, and Use of Customer Equipment.

3.1	Responsibilities, Representations, Warranties and Covenants. Except to the limited extent set forth in Section 3 and the Services Orders, AOL shall have no obligations as to the Customer Equipment. Each TW Company shall maintain Customer Equipment in accordance with all documented specifications and the functionality of such equipment shall be consistent with the use provided for hereunder. Each TW Company will be solely responsible for configuring, providing, placing, installing, upgrading, adding, maintaining, repairing, and operating the Customer Equipment. A TW Company may engage in such actions only to the extent permitted by, and subject to, the terms and conditions of this Agreement. No TW Company shall use the Services in any improper or unlawful manner, and each TW Company shall at all times use such Services in accordance with applicable law. Each TW Company represents, warrants and covenants that such TW Company has the legal right and authority, and will continue to have the legal right and authority throughout the Term, to operate, configure, provide, place, install, upgrade, add, maintain and repair the Customer Equipment as contemplated by this Agreement.

3.2	Compliance with Policies. Each TW Company shall appoint one or more individuals (which may be Third Parties) to act on their behalf with respect to the Collocation Services (each, an “Authorized Person”). The TW Companies will at all times abide by, comply with, and observe the Policies set forth in Exhibit C-1. Notwithstanding anything to the contrary in this Agreement, AOL hereby agrees to exercise reasonable judgment or discretion when denying an Authorized Person access to a Collocation Facility or withdrawing its consent to any of the Authorized Persons. The Policies are hereby incorporated into and made a part of this Agreement by reference. AOL may amend the Policies at any time in its reasonable discretion, which amendments will be incorporated into this Agreement and effective as to the TW Companies upon thirty (30) days’ advance written notice to the TW Companies. Any breach of the Policies by a TW Company shall be deemed a material breach of this Agreement of such TW Company (subject to cure pursuant to Section 11.2.1), but not a breach by any other TW Company.

3.3	Responsibility for Authorized Persons. Each TW Company assumes full responsibility and liability for all acts or omissions of such TW Company’s Authorized Persons (and persons, if any, that such TW Company impermissibly permits to enter the Collocation Facilities) while present on the Properties or in the Collocation Facilities, and all such acts or omissions will be attributed to such TW Company for all purposes under this Agreement, including, without limitation, for purposes of determining responsibility and liability.

3.4

Mechanics Liens. No TW Company shall allow a mechanic’s lien or similar lien to be filed by any individual or entity on AOL’s Collocation Facilities, Equipment, or property. In the event such a lien is filed as a result of a TW Company’s action or failure to act, such TW Company shall be responsible for the immediate satisfaction, payment or bonding of such lien. The foregoing obligation of the applicable TW Company shall be in addition to and not in lieu of any other obligations of such TW Company contained herein. AOL shall not allow a mechanic’s lien or similar lien to be filed by any individual or entity on any Customer Equipment or Customer property. In the event such a lien is filed as a result of AOL’s action or failure to act, AOL shall be responsible for the immediate satisfaction, payment or bonding of such lien. The foregoing obligation of AOL shall be in addition to and not in lieu of any other obligations of AOL contained herein.

3.5	Damage to Customer Equipment. Except for act of gross negligence, intentional misconduct and fraud, AOL will not be liable for any damage to, or loss of, the Customer Equipment or other property under the care, custody or control of a TW Company, to the extent that such loss or damage is, or is required to be under this Agreement, covered by such TW Company’s insurance.

4.	Relocation.

At any time and at AOL’s sole discretion, AOL may relocate any Equipment, including Customer Equipment, except as set forth in the remainder of this Section 4, to another location within a Collocation Facility or to another AOL designated location upon the lesser of (i) sixty (60) days’ prior written notice to the affected TW Company, or (ii) in the event of an emergency which threatens the equipment in its current location, the amount of notice that may reasonably be given under the circumstances. If the request is at AOL’s sole discretion, then all such costs of relocation (including, for example, reinstalling Customer Equipment) shall be at AOL’s expense and shall be performed so as to not cause any interruption in the Services provided by AOL related to such Equipment. In addition, upon a TW Company’s receipt of the notice required herein, and prior to the move of the Equipment, such TW Company shall have the right to terminate the portion of this Agreement related to the Equipment. Notwithstanding the foregoing, if such relocation is at the request of or is caused by a TW Company, or is necessitated by a Force Majeure event or any other reason beyond AOL’s control, and AOL decides in its sole discretion to perform (or have performed) such relocation, the cost of such relocation will be borne by the affected TW Company. No TW Company shall perform a relocation itself, but it may perform portions of the relocation (such as, for example, reinstalling the Customer Equipment) as AOL reasonably requests.

5.	Term and Termination.

5.1	Additional Grounds for Termination by AOL. AOL may terminate this Agreement as to any affected collocation Service if: (i) regardless of the cause, the affected Licensed Spaces (or other portions of the Collocation Facility, which, if damaged, materially affect the Services) are materially damaged; (ii) any portion of the Collocation Facility in which the affected Services are located becomes subject to a condemnation proceeding or is condemned; (iii) regardless of the cause or reason, AOL cannot legally provide the TW Companies with access to the Licensed Spaces as contemplated herein for a period exceeding thirty (30) days; or (iv) regardless of the cause or reason, AOL cannot legally provide some or all of the Services to be provided at the affected Licensed Spaces for a period exceeding thirty (30) days.

5.2	Effect of Expiration or Termination. After the expiration or earlier termination of this Agreement, and except in the event of an active dispute between the parties regarding the right to terminate this Agreement for breach, AOL may promptly disconnect any Customer Equipment from the AOL electric power sources and from AOL’s network and remove all Inter-rack Cabling from such Customer Equipment. Within five (5) days after AOL completes its disconnection work, AOL shall provide such limited access to the Licensed Space as to allow the TW Companies to remove such Customer Equipment from the applicable Collocation Facilities and return the applicable Licensed Space to AOL in the same condition as they were in on the Effective Date, normal wear and tear excepted. If any TW Company does not remove such property after thirty (30) days, AOL will have the option to (i) move any and all such property to storage and charge such TW Company for the cost of such removal and storage; or (ii) ship such property to such TW Company at such TW Company’s sole expense.

6.	Miscellaneous.

This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Each TW Company acknowledges and agrees that (i) it has been granted only a license to use the Licensed Spaces in accordance with this Agreement; (ii) it has not been granted any real property interest in any portion of the Collocation Facilities (including, without limitation, the Licensed Spaces); and (iii) it has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. AOL hereby reserves all rights in and to the Collocation Facilities not specifically granted to a TW Company in this Agreement, including, without limitation, the right (i) of access to and use of the Collocation Facilities for its own use; (ii) to grant additional licenses to other persons for the use of portions of the Collocation Facilities; and (iii) to exercise or grant other rights not inconsistent with the rights granted in this Agreement.

7.	License Grant.

Solely for the purposes of fulfilling its obligations under the terms of this Agreement, and subject to AOL’s confidentiality obligations hereunder, the applicable TW Companies grant to AOL and the AOL Affiliates (in accordance with the terms of this Agreement) a worldwide, limited, revocable license to install, copy, perform, use, and display the Customer Site in accordance with the terms and conditions herein. AOL obtains no rights (including, without limitation, no ownership rights) in the Customer Site other than the limited license explicitly granted herein.

8.	Customer Obligations.

8.1	Customer Site. The applicable TW Company shall, at its sole cost and expense, develop in accordance with the Technical Specifications and provide to AOL the architecture and all Content for the Customer Site to be located at the Customer Domains. In the event a TW Company chooses to have AOL provide systems administration services, such TW Company shall provide to AOL in advance any updates or upgrades to the Customer Site or any Content contained therein (each an “Update”) in the manner and format specified by AOL. With respect to the Hosting environments that AOL maintains for Customer Sites, AOL will maintain such environments during the Term in the same manner and to achieve the same degree of Payment Card Industry compliance as prior to the Separation.

8.2	Unauthorized Code. In the event a TW Company chooses to have AOL provide managed services, such TW Company represents and warrants that the Customer Site and any Updates as delivered will not contain any Unauthorized Code. Using a current version of a reputable “antivirus” program, such TW Company shall test the Customer Site and any Updates thereto for Unauthorized Code.

8.3	Access. The applicable TW Company shall provide AOL and its contracted agents with access to Customer Equipment, such TW Company’s systems and Customer Data (subject to Section 6.1 of the Agreement) as necessary to perform any other obligations of AOL hereunder requiring such access, subject to such TW Company’s access and security policies as disclosed to AOL in writing; provided, that should such TW Company not provide AOL prompt access, AOL shall not be responsible for any delay or outage caused by such lack of access or delayed access.

8.4	Hosted Domains. From and after the Separation until March 31, 2010, AOL shall Host any and all Customer Domains that AOL hosted prior to the Separation, and resolve queries against those Hosted Customer Domains, in the same manner and with the same degree of care from and after the Separation as prior to the Separation. The applicable TW Company shall promptly notify AOL in the event that such TW Company has knowledge (i) that the registration of any Customer Domain, or the manner in which such TW Company uses or permits others to use such Customer Domain, directly or indirectly infringes the legal rights, including but not limited to intellectual property rights, of AOL or any Third Party or (ii) that any party has claimed such infringement is occurring.

EXHIBIT C-1 – COLLOCATION POLICIES

This Exhibit C-1 sets forth the procedures, rules, regulations, safety practices or other policies of any type adopted by AOL for the Properties (together, the “Policies”).

1.	Additional Services.

1.1	Fundamental Services. AOL will provide Fundamental Services to the Rooms at no extra charge to the TW Companies. Fundamental Services consist solely of (i) for each TW Company’s Licensed Space, the use of one 20 AMP, 120 AV Circuit, not to exceed the maximum kW per tile noted below; and (ii) routine maintenance of such TW Company’s Inter-rack Cabling.

Data Center	Floor Tile Power Density Rating
Frankfurt, Germany	.95kw
Dulles, VA	1.11kw
Manassas, VA	1.41kw
Mountain View, CA	1.52kw

1.2	Additional Power. Any TW Company may order an additional 20 AMP, 120 AV Circuit, not to exceed the maximum kW per tile noted in section 1.1 above at an additional charge for the installation and additional recurring monthly charges, as set forth in the Applicable Services Orders.

1.3	URL Monitoring. If a Service Order includes URL Monitoring services, AOL agrees to (i) monitor, in the same manner that AOL monitors its own URLs, the TW Company URLs that the Parties have agreed AOL will monitor; and (ii) provide oral notification to the applicable TW Company of any problems AOL discovers relating to such TW Company URLs that AOL is monitoring. The TW Company URLs that AOL will monitor on behalf of a TW Company will be listed in an applicable Service Order.

1.4	Server Monitoring. If a Service Order includes Server Monitoring services, AOL agrees to (i) monitor the status of a TW Company’s servers in one or more Rooms through the use of pings; and (ii) provide oral notification to such TW Company of any problems that AOL uncovers relating to such TW Company’s servers.

1.5	On-Location Remote Hands. If a Service Order includes On-Location Remote Hands service, AOL agrees to provide On-Location Remote Hands service. On-Location Remote Hands service consists of the following: (i) upon request by a TW Company to AOL’s Network Operations Center, an on-site AOL or third party technician will perform remote power cycling of Customer Equipment; (ii) upon request by a TW Company to AOL, an onsite AOL or third party technician will verify the hardware status of Customer Equipment; (iii) if AOL and the applicable TW Company agree, an on-site AOL or third party technician will change backup tapes on the Customer Equipment in accordance with a back-up scheduled agreed to by AOL and the applicable TW Company; (iv) all repair or replacement of Inter-rack Cabling (other than routine maintenance of such Inter-rack Cabling), and any modifications to, upgrades of, or additions to, any and all Inter-rack Cabling; and (v) any other services that a TW Company requests AOL to perform, and AOL in its sole discretion agrees to perform on such TW Company’s behalf, in connection with the Agreement, other than the Network Services or either the Server or URL Monitoring Services referenced above.

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AOL charges for On-Location Remote Hands service on an hourly basis in increments of  1/2 hour rounded to the nearest  1/2 hour but with a minimum charge of a  1/2 hour (i.e. services under 15 minutes shall be rounded up to  1/2 hour). If a TW Company commits in advance under a Service Order to pay for a certain number of hours of On-Location Remote Hands service each month regardless of whether it orders that number of hours of On-Location Remote Hands service each month (“Pre-Committed Hours”), such TW Company will pay a lower hourly rate for On-Location Remote Hands service for such Pre-Committed Hours than the TW Company will pay for hours that are not Pre-Committed Hours.

2.	Access to the Collocation Facilities.

2.1	Authorized Persons. TW Company access to the Collocation Facilities is limited to Authorized Persons. Authorized Persons will provide AOL with such information as is required under the Data Center Access Request which may be accessed at http://ibs.aol.com. AOL may in its sole discretion deny any Authorized Persons access to a Collocation Facility or withdraw its consent to any of the Authorized Persons for good reason. Each TW Company shall ensure that its Authorized Persons behave in a courteous and professional manner while in the Collocation Facilities and not cause any disturbance.

2.2	Collocation Facility Access. AOL may deny an Authorized Person entry to a Collocation Facility if such Authorized Person does not present photo identification upon seeking entrance to the Collocation Facilities.

2.3	Permitted Areas Within Collocation Facility. Authorized Persons may access the Collocation Facilities solely for the purpose of accessing the applicable TW Company’s Licensed Spaces. A TW Company’s Authorized Persons will have access solely to the entrances, corridors and passageways at the Collocation Facilities, and portions of the Rooms, designated by AOL for the purpose of accessing the Licensed Spaces.

2.4	Hours of Access. AOL is not required to provide a TW Company access to the Collocation Facilities during an emergency affecting any portion of the Collocation Facility or where it is otherwise necessary to deny access for a good faith reason. At all other times, AOL will give Authorized Persons access to the Collocation Facilities 24 hours a day, 7 days a week upon 2 hours advance notice to AOL for emergency repair work that a TW Company needs to perform. For scheduled maintenance and planned installation of Customer Equipment, a TW Company will give AOL a minimum of 24 hours notice of such scheduled maintenance, and AOL will grant such TW Company’s Authorized Persons access to the Collocation Facilities only during the times of the day from time to time designated by AOL’s Network Operations Centers at the Collocation Facilities. AOL will notify the applicable TW Company of the designated times upon request.

2.5	Escort. While in the Licensed Spaces or any other part of the Collocation Facilities, Authorized Persons will at all times be accompanied by an authorized representative of AOL if AOL so chooses.

2.6	AOL Access to Licensed Space. AOL has the right to access the Licensed Spaces (1) to the extent necessary to perform its obligations under the Agreement; (2) to the extent necessary to perform services for the use of the Collocation Facilities by other clients, licensees and customers; and (3) during emergencies.

3.	Use of Licensed Space.

3.1	Use. Each TW Company will use the Licensed Spaces only for the purposes of configuring, providing, placing, installing, upgrading, adding, maintaining, repairing and operating the Customer Equipment in a safe and lawful manner. Each TW Company will use the Licensed Spaces only for its own benefit and not for the benefit of any Third Party without the express written consent of AOL. Each TW Company will maintain the Licensed Spaces in good repair and in a clean, orderly and good condition (reasonable wear and tear only excepted). No TW Company will litter or leave unnecessary items overnight in or around its Licensed Spaces.

3.2	Entrance to Collocation Facility. No TW Company will permit any person that is not an Authorized Person to enter or use in any way any part of the Collocation Facilities. Each TW Company must ensure that its Authorized Persons act only on behalf of such TW Company with regard to their activities at the Collocation Facilities.

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3.3	Compliance with Laws. Each TW Company will ensure that such TW Company’s use of the Licensed Spaces, and such TW Company’s services, operations, products, materials, data and information used or provided in connection with, or arising out of or relating to, the Agreement or such TW Company’s use of the Licensed Spaces, will not violate any laws, these Policies or any terms or conditions of the Agreement or cause such TW Company to violate any laws, these Policies or any terms or conditions of the Agreement.

3.4	Restrictions on Use. No TW Company will:

(1) store or place any items in any area of the Collocation Facilities other than in Licensed Spaces (and a TW Company may only store Customer Equipment, racks and cabling provided by AOL and a TW Company’s equipment manuals in the Licensed Spaces);

(2) bring into, or use in, the Licensed Spaces or other areas of the Collocation Facilities any of the following items: food or beverages of any kind, tobacco products, weapons, magnetic devices, illegal substances, photographic equipment, boxes or other cardboard, explosives, chemicals, radioactive materials and any waste, substance or other material that may be dangerous to health or the environment;

(3) take photographs (whether by use of a camera, video camera or otherwise) of any part of the interior or exterior of the Collocation Facilities;

(4) alter, tamper with, adjust, or repair any equipment or property in or around the Collocation Facilities other than the Customer Equipment; For the avoidance of doubt, the TW Company may not alter, tamper with, adjust or repair power cables, data cables or fiber, cable management systems, switches or routers that are not Customer Equipment. Violation of this clause may, in AOL’s sole discretion, be considered a material breach.

(5) erect signs of any type in or on the Collocation Facilities, including, without limitation, in or on the Licensed Spaces, the exterior of the rack cabinets, cubicles or cages or on the sides of open racks;

(6) erect devices of any type on the exterior of the racks or on the sides of open racks;

(7) except to the extent permitted in clause (8), make alterations or improvements to any (exterior or interior) portions of the Collocation Facilities; or

(8) without obtaining the prior written consent of AOL, make alterations or improvements to such TW Company’s Licensed Spaces.

3.5	Non-Interference. No TW Company will harm, damage, breach the security of, or interfere with (nor will any TW Company use any Customer Equipment, tools or methods that will harm, damage, breach the security of, or interfere with) any of the following:

(1) the Collocation Facilities (including, without limitation, the Rooms, Licensed Spaces and the electrical and other building systems of the Collocation Facilities); or

(2) any services offered by personnel of, or property owned, leased or licensed by any of the following: (a) AOL, its owners, parent, officers, directors, employees, Subsidiaries, Affiliates, partners, agents and contractors; (b) the vendors, lessees, licensees, contractors or customers of any of the parties listed in (a) other than the applicable TW Company; and (c) the occupants of the Collocation Facilities (other than the applicable TW Company).

4.	Equipment.

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4.1	AOL Consent. The applicable TW Company will obtain AOL’s written approval prior to providing, placing, installing, upgrading or adding Customer Equipment to a Collocation Facility, which approval will not be unreasonably withheld, conditioned or delayed AOL may request from time to time, and the applicable TW Company will provide such additional information as AOL reasonably believes is necessary to grant approval.

4.2	Racks. AOL will install, place, upgrade and add Customer Equipment in Licensed Spaces only in racks approved or provided by AOL. AOL shall designate the location of each rack.

4.3	Compliance with Policies and Laws. Each TW Company will configure, provide, place, install, operate, repair, maintain, upgrade and add Customer Equipment in full compliance with: (i) all laws (and such TW Company will obtain and maintain all necessary approvals); (ii) all applicable industry standards, practices and procedures, and as they may be instituted or amended from time to time; and (iii) the Policies and any other security procedures, rules, regulations, policies or safety practices that may be instituted or amended from time to time by AOL and as disclosed to the applicable TW Company in writing; provided, however, that if such TW Company determines in its reasonable discretion that it does not intend to follow such policies, procedures or practices because compliance with such policies, procedures or practices will cause such TW Company undue financial or business hardship, such TW Company may terminate this collocation agreement upon sixty (60) days prior notice.

4.4	Equipment Location and Labeling. Each TW Company will ensure that Customer Equipment (i) fits neatly and securely in the Licensed Spaces, (ii) is clearly labeled to reflect such TW Company’s ownership, custody or control of Customer Equipment and in accordance with AOL’s then standard labeling procedures, and (iii) is configured and operated at all times in compliance with the manufacturers’ environmental and other specifications, including power outlet, power consumption and clearance requirements.

4.5	Interconnections. No TW Company will connect Customer Equipment to equipment or wiring or other property of any person or entity other than such TW Company. No TW Company will connect Customer Equipment to other Customer Equipment in a Licensed Space except where such TW Company uses Intra-rack Cabling to connect Customer Equipment within a rack in a single Licensed Space. AOL will have no obligation to connect Customer Equipment to equipment or wiring or other property of any person or entity other than AOL, and as to AOL only to the extent expressly set forth in, and under the terms and conditions of, the Agreement.

4.6	Inter-rack Cabling. No TW Company will configure, provide, place, install, upgrade, add, maintain or repair Inter-rack Cabling (or the Inter-rack Cabling for any other client); and, AOL will only do so for Inter-rack Cabling to the extent agreed by AOL and the applicable TW Company under the terms and conditions of the Agreement.

5.	Contacts.

Each TW Company utilizing collocation Services under a Service Order will provide AOL with the names, cell phone numbers and e-mail addresses of at least three (3) person(s) AOL may contact at any time in the event of an emergency or otherwise as needed by AOL. AOL will provide such TW Companies with the telephone numbers to call in the event of an emergency.

C1-4

EXHIBIT D – TRANSIT SERVICE SCHEDULE

1.	Definitions

Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement or the specific exhibits attached hereto. Unless otherwise noted, all Section references set forth in this Exhibit are to Sections in this Exhibit.

2.	Delivery of Transit Service

2.1	Submission of Transit Service Order(s). To order any Transit Service, a TW Company shall contact AOL to discuss the service needs. AOL will prepare a Transit Service Order and forward to the TW Company for approval.

2.2	Acceptance by the TW Company. Upon receipt of a new Transit Service Order, the TW Company will accept the Service Order or request changes to the Service Order. AOL, in its sole discretion, will either accept or reject proposed changes and shall work in good faith with the TW Company to reach agreement.

2.3	Customer Premises. If necessary for AOL to provide the Transit Services, the applicable TW Company shall allow AOL access to the Customer Premises to the extent determined by AOL for the installation, inspection and scheduled or emergency maintenance of Transit Facilities relating to the Transit Service. The applicable TW Company will be responsible for providing and maintaining, at its own expense, the level of power, heating and air conditioning necessary to maintain the proper environment for the Transit Facilities on the Customer Premises. In the event the applicable TW Company fails to do so, such TW Company shall reimburse AOL for the actual and reasonable cost of repairing or replacing any Transit Facilities damaged or destroyed as a result of such TW Company’s failure. The applicable TW Company will provide a safe place to work and comply with all laws and regulations regarding working conditions on the Customer Premises.

2.4	AOL Transit Facilities. Except as otherwise agreed, title to all Transit Facilities shall remain with AOL. AOL will provide and maintain the Transit Facilities in good working order. No TW Company shall, nor shall it permit others to, rearrange, disconnect, remove, attempt to repair, or otherwise tamper with any Transit Facilities, without the prior written consent of AOL. The Transit Facilities shall not be used for any purpose other than that for which AOL provides them. No TW Company shall take any action that causes the imposition of any lien or encumbrance on the Transit Facilities. In no event will AOL be liable to any TW Company or any other person for interruption of Transit Service or for any other loss, cost or damage, in each case caused or related to improper use or maintenance of the Transit Facilities by a TW Company or third parties provided access to the Transit Facilities by a TW Company in violation of this Agreement, and the applicable TW Company shall reimburse AOL for any damages incurred as a result thereof. Each TW Company agrees (which agreement shall survive the expiration, termination or cancellation of any Transit Service Order) to allow AOL to remove the Transit Facilities from the Customer Premises:

(A) after termination, expiration or cancellation of the Term of the Agreement or the Service Order in connection with which the Transit Facilities were used; or

(B) for repair, replacement or otherwise as AOL may determine is necessary or desirable, but AOL will use reasonable efforts to minimize disruptions to the Transit Service caused thereby.

2.5	Network Maintenance. AOL shall use Commercially Reasonable Efforts to notify the applicable TW Company at least twenty-four (24) hours in advance of any regularly scheduled maintenance that AOL believes may result in a material interruption of Transit Service.

2.6	Customer Equipment. AOL will not install certain Customer Equipment upon installation of Transit Service, and AOL shall not be responsible for the operation or maintenance of any Customer Equipment. AOL undertakes no obligations and accepts no liability for the configuration, management, performance or any other issue relating to a TW Company’s routers or other Customer Equipment used for access to or the exchange of traffic in connection with the Transit Service.

3.	Billing

3.1	Commencement of Billing.

(A) Upon installation of the Transit Service ordered in any Transit Service Order, AOL will deliver to the applicable TW Company a Connection Notice. Upon receipt of the Connection Notice, the applicable TW Company shall have a period of seventy two (72) hours to confirm that the Transit Service has been installed.

(B) In the event a TW Company delivers written notice to AOL within such seventy two (72) hour period that the Transit Service is not installed in accordance with the Transit Service Order, AOL shall promptly remedy the defect or failure specified in such TW Company’s notice. Thereafter, AOL shall again provide the applicable TW Company a Connection Notice with respect to such Transit Service and such TW Company shall thereafter have a period of seventy two (72) hours to confirm that the Transit Service has been properly installed. The procedure set forth in this Section 3.1 shall apply again and successively thereafter until AOL has installed the Transit Service in accordance with the Transit Service Order and the Transit Service is functioning.

(C) Unless a TW Company delivers written notice to AOL within such seventy two (72) hour period following delivery of the applicable Connection Notice that the Transit Service is not installed in accordance with the Transit Service Order, billing shall commence on the applicable Transit Service Commencement Date, regardless of whether such TW Company has procured services from other carriers needed to operate the Transit Service, and regardless of whether such TW Company is otherwise prepared to accept delivery of ordered Transit Service.

3.2	Fees and Payments. The Transit Service Order will set forth the applicable non-recurring charges and recurring charges for the Transit Service. Unless expressly specified in the Transit Service Order or otherwise agreed between the parties, any non-recurring charges shall be invoiced by AOL to the applicable TW Company as part of the first invoice for the recurring charges for the Transit Services. If a TW Company requests and AOL approves (in its sole discretion) any changes to the Transit Service Order or Transit Service after acceptance by AOL, including, without limitation, the Transit Service installation date or Transit Service Commencement Date, additional non-recurring charges and/or monthly recurring charges not otherwise set forth in the Transit Service Order may apply.

4.	[Intentionally Omitted]

5.	Acceptable Use Policy

5.1	Each TW Company warrants that its use of the Transit Service shall be in compliance with AOL’s Acceptable Use Policy and Privacy Policy (the “Policy”). The Policy is posted at http://www.atdn.net/aup.shtml. The Policy may be modified, replaced, or discontinued by AOL at any time and is within AOL’s sole discretion.

5.2	AOL shall be allowed to take all appropriate action (including but not limited to suspension of Transit Service to the extent necessary) where use of the Transit Service by a TW Company or any third party gaining access to the Transit Service through such TW Company threatens the viability of the AOL network or in the event of a denial of service attack.

6.	Minimum Traffic

6.1	In the event that the TW Company’s total traffic falls below the minimum traffic commitment as agreed in the Transit Service Order for two consecutive months, AOL may terminate the Services upon ninety (90) days written notice to the TW Company.

7.	Upgrades

7.1	Each TW Company may request a port upgrade, which will be subject to a non-recurring installation charge to be mutually agreed by the Parties. Port upgrade requirements will be determined by AOL in its sole discretion, based on the traffic volume exchanged between AOL’s network and TW Company’s network.

EXHIBIT D-1 – SAMPLE TRANSIT SERVICE ORDER

1.	Usage Charges for Transit Service.

All traffic usage of the Transit Service will be billed at the following rates:

Usage (Mbps)	Price (US$)

2.	Non-Recurring Installation Charge for Transit Service.

Port Type	Installation Charge (non-recurring)

3.	Interconnection Charges.

TW Company is solely responsible for the arrangement of and all costs associated with access and/or Local Loop charge (including cross connect charges) in order to utilize the Transit Service provided hereunder.

4.	Interconnection Points

Location	Interface Type/Speed	Minimum Traffic Commitment

5.	Term of the Transit Service: Two Years

AOL Inc.	[TW Company]

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

D1-1

EXHIBIT D-2

Calculation of Port Utilization and Billable Traffic

Measurement of Traffic.

Each TW Company shall be charged based on AOL’s determination of such TW Company’s port utilization and billable traffic at the end of each calendar month. Such charges shall be based solely on AOL’s port utilization data. Utilization on each Port shall be calculated as follows:

(A)	All ingress and egress traffic will be measured in one (1) minute intervals (“Measurement Values”).

(B)	All ingress Measurement Values for the billing period will be ranked from highest to lowest and the top five percent (5%) of the ingress Measurement Values will be discarded.

(C)	All egress Measurement Values for the billing period will be ranked from highest to lowest, and the top five percent (5%) of the egress Measurement Values will be discarded.

(D)	The next highest Measurement Value (the higher of ingress or egress Measurement Value), after discarding the top five percent (5%) shall be deemed to be the 95th percentile port utilization.

The 95th percentile port utilization value of the higher of either Ingress or Egress will be used to determine the applicable TW Company’s monthly charge based on the usage charge set forth in the Transit Service Order.

D2-1

EXHIBIT E – CONTENT DISTRIBUTION ORDER FORM

See attached.

E-1

EXHIBIT F – SERVICE ORDER FORMS

See Attached.

F-1

SCHEDULE 8.3 – NOTICE FOR INFORMATION BREACH

HBO

Michael Gabriel, CIO

917-690-5763

Michael.gabriel@hbo.com

Tom Woodbury

212-512-1722

Tom.woodbury@hbo.com

Time Inc.

Service Desk (24x7) at 212-522-7777.

Mitchell A. Klaif

Information Technology

Time Inc.

1271 Avenue of the Americas

New York, NY 10020

With a copy to:

General Counsel

Time Inc.

1271 Avenue of the Americas

New York, NY 10020

Time Warner Corporate

General Counsel at 212-484-8000

Senior Manager of Application Security at 212-484-6000 and TTS.CSC@turner.com

Turner

Michael D. Hauser

Assistant General Counsel

Turner Broadcasting System, Inc.

One CNN Center

Atlanta, GA 30303-2762

404-878-2627 (direct)

michael.hauser@turner.com

Warner Bros.

Todd Barnum

Vice President of Information Security and Enterprise Architecture

4000 Warner Blvd., Bldg: 168 Rm: 5356

Burbank, CA, 91522

Telephone: 818-954-5822

Fax: 818-977-7136

Gwen Whitson

Sr. Vice-President, Deputy General Counsel

Business & Information Systems

Warner Bros. Entertainment Inc.

Ph.: 818-954-2992

Fax: 818-954-5490

SCHEDULE 8.3